Exhibit 23.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-157919, and No. 333-153543 and Form S-8 Nos. 33-48030, 33-48348, 33-65472, 333-65666, 33-93324, 333-12325, 333-27011, 333-56179, 333-65664, 333-79549, 333-104362, 333-115458, 333-134482, 333-147277, 333-150946 and 333-150945) of Vertex Pharmaceuticals Incorporated, of our report dated February 19, 2009, except for Notes 10 and 11, which are as of March 12, 2009, relating to the financial statements of ViroChem Pharma Inc. appearing in Vertex Pharmaceuticals Incorporated Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on May 11, 2009.

/s/Deloitte & Touche LLP (1)

Montreal, Canada

May 11, 2009

(1) Chartered accountant auditor permit no 20371